Exhibit 10.14.1
FIRST AMENDMENT TO LOAN AGREEMENT
Dated as of December 26, 2007
By and Between
INTERSTATE ARLINGTON, LP,
as Borrower,
and
UBS REAL ESTATE SECURITIES INC.,
as Lender

AMENDMENT TO LOAN AGREEMENT
          THIS AMENDMENT TO LOAN AGREEMENT, dated as of December 26th, 2007 this “Amendment”), by and between the INTERSTATE ARLINGTON, LP, a Delaware limited partnership (“Borrower”), having its address at c/o Interstate Hotels & Resorts, Inc., 4501 North Fairfax Drive, Arlington, Virginia 22203 and UBS REAL ESTATE SECURITIES INC., a Delaware corporation, having an address 1285 Avenue of the Americas, New York, Nsew York 10019 (“Lender”).
W I T N E S S E T H:
          WHEREAS, Borrower and Lender have executed and delivered a Loan Agreement dated as of October 17, 2006 (the “Original Loan Agreement”) which evidenced a loan made by Lender to Borrower in the original principal amount of Twenty-Four Million Seven Hundred Thousand and Noll n0 Dollars ($24,700,000.00) (the “Original Loan Amount”); and
          WHEREAS, Borrower and Lender desire to amend the Original Loan Agreement as more particularly set forth herein (the Original Loan Agreement as amended by this Amendment is hereafter referred to as the “Loan :Agreement”).
          NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, each to the other given, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree that the Original Loan Agreement is hereby amended to read as follows:
          1. Definitions Added and Amended. The following definitions are (a) added to Section 1.1 of the Loan Agreement or (b) appear in Section 1.1 but are hereby amended and restated in their entirety to read as follows:
          “Capital Expenditure Account” shall have the meaning set forth in Section 6.4.1
          “ERISA” shall have the meaning set forth in Section 4.2.10.
          “Event of Default” shall have the meaning set forth ill Section 10.1(a).
          “Re-Dating” shall have the meaning set forth in Section 9.1(b)(iv).
          “Required Repair Account” shall have the meaning set forth in Section 6.1.1 hereof.
          “Reserve Accounts- shall mean the accounts and sub accounts in which the Reserve Funds are being held in accordance with this Agreement.
          “Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the outstanding principal balance of the Loan pursuant to Section 2.3.3 hereof, an amount equal to the present value, discounted at LIBOR on the most recent

Determination Date, of all future installments of interest which would have been due hereunder through and including the last day of the Interest Period in which the Permitted Prepayment Date occurs on the portion of the outstanding principal balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the LIBOR Interest Rate then in effect plus the Spread. The Spread Maintenance Premium shall be calculated by Lender and shall be final absent manifest error.
          2. Sections Modified:
          For all purposes under the Loan Agreement, Section 2.2.3(g) shall be added or deleted and replaced with the following:
          “(g) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Substitute Rate plus the Substitute Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Substitute Rate plus the Substitute Spread on a date other than the first day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Whenever in this Section 2.2.3 the term “interest or fees payable by Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan hereunder. Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof”
     (ii) For all purposes under the Loan Agreement, Section 2.3.3 shall be added or deleted and replaced with the following:
          “2.3.3. Interest Rate and Payment after Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein. If all or any part of the principal amount of the Loan is prepaid prior to the Permitted Prepayment Date following the occurrence of an Event of Default prior to the Permitted Prepayment Date, Borrower shall be required to pay Lender, in addition to all other amounts then payable hereunder (including, without limitation, (i) in the event that such prepayment is received on a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Monthly Payment Date occurs, or (ii) in the event that such prepayment is received on a date other than a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which the next Monthly Payment Date occurs), a prepayment fee equal to one percent (1%) of the amount of principal being repaid together with a Spread Maintenance Premium calculated with respect to the amount of principal being repaid and Breakage Costs.”
     (iii) For all purposes under the Loan Agreement, Section 2.4.1 shall be added or deleted and replaced with the following:
          “2.4.1. Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole but not in part; provided, however, any prepayment received by Lender prior to November 10, 2008 shall be accompanied by the applicable Prepayment Fee. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon through and including the end of the Interest Period in which the next Monthly Payment Date occurs; provided, however, that no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, the Determination Date in such calendar month, unless consented to by Lender in its sole discretion. Any notice of prepayment shall be revocable by Borrower, except during the period commencing on the date five (5) Business Days prior to the applicable date of prepayment set forth in such notice of prepayment and ending on such date, during which time such notice is irrevocable; provided, Borrower may not revoke more than two (2) such notices of prepayment in any twelve (12) month period. If Borrower elects to revoke a notice of prepayment in accordance with the prior sentence, Borrower shall indemnify and pay to Lender immediately upon request the actual out-of-pocket expenses incurred by Lender in connection with such revocation, including but not limited to Breakage Costs as well as any and all costs of any holder of any portion of the Securities which was caused as a result of such revocation.”
     (iv) For all purposes under the Loan Agreement, the following language shall be added to the end of Section 2.4.2:
          “Any such prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have occurred thereon through and including the end of the Interest Period in which the next Monthly Payment Date occurs.”
     (v) For all purposes under the Loan Agreement, Section 2.4.3 shall be added or deleted and replaced with the following:
          “2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower (which tender Lender may reject to the extent permitted under applicable Legal Requirements), a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay (including, without limitation, (i) in the event that such prepayment is received on a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which such Monthly Payment Date occurs, or (ii) in the event that such prepayment is received on a date other than a Monthly Payment Date, interest accruing on such amount calculated through and including the end of the Interest Period in which the next Monthly Payment Date occurs), a prepayment fee equal to the Spread Maintenance Premium calculated with respect to the amount of principal being repaid, if applicable, and, in addition to the outstanding principal balance, all accrued and unpaid interest, and other amounts payable under the Loan Documents,”
     (vi) For all purposes under the Loan Agreement, Section 4.1.6(d) shall be added or deleted and replaced with the following:
          “(d) Annual Reports. Within ninety (90) days after the end of each calendar year of Borrower’s operation of the Property, Borrower will furnish to Lender a complete copy of Borrower’s, annual financial statements prepared in accordance with GAAP covering the Property for such fiscal year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, shall include (hut not be limited to) amounts representing annual Net Cash Flow, Gross Income from Operations, Operating Expenses and Capital Expenditures and shall be accompanied by a reasonably detailed schedule of all Capital Expenditures for such fiscal year. Borrower’s annual financial statements shall be accompanied by (i) a comparison of (A) the budgeted income and expenses and Capital Expenditures and (B) the actual income and expenses and Capital Expenditures for the prior fiscal year, (ii) an Officer’s Certificate stating that, to such officer’s knowledge after reasonable inquiry, each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP and (iiii) occupancy statistics for the Property. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether, to such officer’s knowledge after reasonable inquiry, there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.”
     (vii) For all purposes under the Loan Agreement, Section 6.1.1 shall be added or deleted and replaced with the following:
          “Deposit of Required Repair Funds. Borrower shall perform the repairs at the Property as set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”) and, subject to Force Majeure (provided no such Force Majeure causes an event of default under the Franchise Agreement), shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II hereof. On the Closing Date, Borrower has deposited with Lender the sum of $54,993.75, which amount is one hundred and twenty-five percent (125%) of the cost to perform such Required Repairs as set forth on Schedule II hereto in order to perform the Required Repairs. Amounts deposited pursuant to this Section 6. I .1 are referred to herein as the “Required Repair Funds”, and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.”
     (viii) For all purposes under the Loan Agreement, Section 6.4.3 shall be added or deleted and replaced with the following:
          “6.4.3 Balance in the Capital Expenditure Account. The insufficiency of any balance in the Capital Expenditure Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Upon completion of the PIP Repairs, provided no Event of Default has occurred and is continuing, the balance, if any, in the Capital Expenditure Account will be disbursed to Borrower.”
     (ix) For all purposes under the Loan Agreement, Section 9.2(c) shall be added or deleted and replaced with the following:
          “(c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading, all as they relate to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan, and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities, all as they relate to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan; provided, however, that Borrower will be liable in any such case under this subsection only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.”
     (x) For all purposes under the Loan Agreement, Section 10.1(a)(i) shall be added or deleted and replaced with the following:
          “(i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due or (B) any other portion of the Debt is not paid when due and such non-payment in Section 10.1(a)(i)(B) continues for ten (I 0) Business Days following notice to Borrower that the same is due and payable;”
     (xi) For all purposes under the Loan Agreement, the first paragaph of Section 11.30 shall be added or deleted and replaced with the following:
          “Section 11.30 Mezzanine Loan Option. Lender shall have the right, at no material cost to Borrower, at any time to divide the Loan into two parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and a mezzanine loan (the “Mezzanine Loan”). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine

Loan shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan. In effectuating the foregoing, Lender (in its capacity as the lender under the Mezzanine Loan, the “Mezzanine Lender”) will make a loan to the direct or indirect owner of Borrower (in its capacity as the borrower under the Mezzanine Loan, the “Mezzanine Borrower”); Mezzanine Borrower will contribute the amount of the Mezzanine Loan to Borrower (in its capacity as Borrower under the Mortgage Loan, “Mortgage Borrower”) and Mortgage Borrower will apply the contribution to pay down the Loan to its Mortgage Loan amount. The Mortgage Loan and the Mezzanine Loan will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents and shall not increase Borrower’s obligations or decrease Borrower’s rights hereunder in a material manner except as follows:”
     (xii) For all purposes under the Loan Agreement, Section 1 2.1 (a) shall be added or deleted and replaced with the following:
          “(a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, (i) pursuant to the Lockbox Agreement, a non-interest bearing Eligible Account into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited, all Rents and other revenue from the Property (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the -Lockbox Account”), and (ii) a non-interest bearing Eligible Account into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 12.2(c) hereof (such account, the sub-accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Cash Management Account”).”
          3. Borrower Representations and Warranties. Borrower represents and warrants as of the date hereof that: (i) The representations, warranties, certifications and agreements of Borrower contained in the Loan Documents made by Borrower in favor of Lender are true, complete and accurate in all material respects as of the date hereof; (ii) both Borrower and, to the best of Borrower’s knowledge, Lender have performed all of their respective obligations under the Loan Documents and Borrower has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Borrower or Lender under the Loan Documents; (iii) Borrower has no claim against Lender and no offset or defense to the payment of the Debt or any counterclaim or right to rescission to enforcement of any of the terms of the Loan Documents; (iv) no voluntary actions or involuntary actions are pending against Borrower, any member of Borrower, the Borrower’s managing member, or any guarantor or indemnitor of the Loan under the bankruptcy or insolvency laws of the United States or any state thereof; and (v) the Loan Documents, as any of the same have been modified, amended and restated, are the valid, legal and binding obligation of Borrower.
          4. No Other Amendments. Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Original Loan Agreement shall remain in full force and effect.
          5. References to Loan Agreement. Wherever reference is made in the Original Loan Agreement to “the Loan Agreement”, “this Agreement”, “hereof’, “hereunder”,

“herein” or words of similar import, the same shall be deemed to refer to the Loan Agreement (as defined in this Amendment) and wherever reference is made in any of the Loan Documents to “the Loan Agreement,” the same shall be deemed to refer to the Loan Agreement (as defined in this Amendment). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.
          6. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.
          7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
          8. Govern in Law. This Amendment shall be governed by New York law, without regard to conflicts of law principles.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

INTERSTATE ARLINGTON, LP, a Delaware
limited partnership

By:	INTERSTATE ARLINGTON GP, LLC, a Delaware limited liability company, general partner

By: INTERSTATE ARLINGTON MC, LLC, a Delaware limited liability company, manager and sole member.

	By:	/s/ Bruce Riggins

	Name:	Bruce Riggins
	Title:	President
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LENDER:

UBS REAL ESTATE SECURITIES INC., a
Delaware corporation

By:	/s/ Maryann Fisher
Name: Maryann Fisher
Title: Associate Director

By:	/s/ Henry Chung
Name: Henry Chung
Title: Director